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                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT is effective as of June 1, 2006 between A. C. Moore Arts & Crafts, Inc., a Pennsylvania corporation (the "Company"), and Rick Lepley ("Executive"). This Agreement replaces and supersedes any and all prior discussions, offers, communications or agreements of any sort whatsoever, existing between the Company and Executive, of whatsoever nature.

     NOW THEREFORE,

     In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Employment.

          (a) The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the effective date and ending as provided in paragraph 4 hereof (the "Employment Term").

          (b) The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined in Appendix I to this Agreement) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives if a Change of Control occurs, paragraphs 1 through 4 of this Agreement (except paragraph 3(i) which shall continue) shall be superseded by Appendix I.

     2. Position and Duties.

          (a) During the Employment Term, Executive shall serve as the Chief Executive Officer ("CEO") of the Company and be nominated to serve as a member of the Board. Executive shall report directly to the Board and shall have such duties and responsibilities as is customary for chief executive officers for companies of like size and type. Executive shall be appointed initially as a member of the Board, and shall be nominated to serve as a member of the Board during the Employment Term or any extension term.

          (b) Executive shall report to the Board, and Executive shall devote Executive's best efforts and Executive's full business time and attention (except for permitted

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vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries (as defined below); provided that Executive shall, with the prior written approval of the Board, be allowed to serve as (i) a director or officer of any non-profit organization including trade, civic, educational or charitable organizations, or (ii) a director of any corporation which is not competing with the Company or any of its Subsidiaries so long as such duties do not materially interfere with the performance of Executive's duties or responsibilities under this Agreement. Executive shall perform Executive's duties and responsibilities under this Agreement to the best of Executive's abilities in a diligent, trustworthy, businesslike and efficient manner.

          (c) Executive shall be based at or in the vicinity of the Company's headquarters, but may be required to travel as necessary to perform Executive's duties and responsibilities under this Agreement.

          (d) For purposes of this Agreement, "Subsidiaries" shall mean any entity of which the securities having a majority of the voting power in electing directors or managers are, at the time of determination, owned by the Company, directly or through one of more Subsidiaries.

     3. Base Salary, Bonus, Options and Benefits.

          Subject to the provisions of paragraph 4, which shall control, Executive shall be entitled to the following compensation and benefits:

          (a) Initially, Executive's base salary as CEO shall be $550,000 per fiscal year (utilizing a fiscal year starting on June 1) annum (the "Base Salary"), which salary shall be payable in regular installments in accordance with the Company's general payroll practices. Executive's Base Salary shall be reviewed at least annually by the Compensation Committee of the Board and shall be subject to increase, as it shall determine based on among other things, market practice and performance.

          (b) On June 1, 2006, Executive shall receive a cash sign-on lump sum retention bonus of $280,000 (the "Retention Bonus"). Each month (or any portion of such month) that Executive remains employed by Company, Executive will earn one-twenty fourth of the Retention Bonus. If Executive's employment is terminated by the Company for Cause (as defined below) or by Executive without Good Reason (as defined below), Executive shall repay the unearned portion of the Retention Bonus to Company.

          (c) In 2007 and no later than March 31, 2007, Executive shall receive a guaranteed cash bonus of $320,000.

          (d) After December 31, 2006 and during each calendar year of the Company in which Executive continues to be employed by the Company pursuant to this Agreement, Executive shall be entitled to participate in the Company's annual bonus plan (the "Bonus Plan") as administered by the Compensation Committee of the Board of Directors. The Bonus Plan will provide for bonus amounts ranging from a target of 100% to a maximum of 200% of the "Bonus Base Salary" (as defined below) upon achievement of certain Company operating plan targets. Executive shall be the architect of such operating plan targets in concert with and subject to


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approval by the Board. If the Board or the Compensation Committee modifies such
Bonus Plan during the Employment Term or any extension term, Executive shall continue to participate at a level no lower than the highest level established for any officer of the Company. At the discretion of the Board or the Compensation Committee, Executive may be offered from time to time the opportunity to participate in other bonus plans of the Company in lieu of the Bonus Plan and, if Executive chooses to participate in such plan or plans, the provisions of this paragraph 3(d) shall be tolled during the period of such participation. For purposes of this paragraph 3(d) "Bonus Base Salary" means the sum of the monthly Base Salary paid to Executive in each of the twelve months of the same calendar year to which the Bonus Plan relates.

          (e) Executive shall be entitled to paid vacation in accordance with the Company's general payroll practices for officers of the Company.

          (f) The Company shall reimburse Executive for all reasonable expenses incurred by Executive in the course of performing Executive's duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

          (g) Executive will be entitled to all benefits as are, from time to time, maintained for officers of the Company, including without limitation: medical and other insurance plans (collectively, "Insurance Benefits"), and retirement benefits.

          (h) Upon execution of this Agreement, Executive shall receive relocation benefits as provided under the Company's relocation policy, and in addition:

               (1) For up to six months, Company shall pay for temporary housing for Executive and spouse in the vicinity of the Company's headquarters and for storage of household goods;

               (2) Company shall reimburse Executive for standard out-of-pocket relocation and moving expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses; and

               (3) For house hunting and relocation investigation for up to six months, Company shall pay for monthly round trip travel for each of Executive and his spouse.

          (i) Pursuant and subject to the terms and conditions of the Company's 2002 Stock Option Plan or any successor plan:

               (1) On June 1, 2006, Executive shall be granted a non-qualified option to purchase 160,000 shares of common stock of the Company (the "Initial Option").

               (2) For each calendar year, after December 31, 2006, that Executive continues to be employed by Company on July 31 of such calendar year pursuant to this Agreement, Executive shall be granted a non-qualified option to purchase 100,000 shares of common stock of the Company (each an "Annual Option") on the day of each such calendar year that the Board otherwise grants options to management of the Company.


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The grant of the Initial Option and each Annual Option shall be evidenced by a
Stock Option Agreement substantially in the form attached hereto as Exhibit A hereto.

     4. Term.

          (a) The Employment Term shall end on the thirty-sixth (36th) month anniversary of the effective date of this Agreement; provided that (i) the Employment Term shall be extended for successive periods of one (1) year each (each of which is referred to as an "extension term" of the Employment Term) in the event that written notice of termination hereof is not given by one party hereof to the other at least six months prior to the end of the Employment Term or the then applicable extension term, as the case may be; provided further that, and notwithstanding anything to the contrary in this Agreement, (ii) the Employment Term or the then applicable extension term shall terminate prior to such date (A) upon Executive's death or permanent disability or incapacity (as determined by the Board in its good faith judgment), (B) upon the mutual agreement of the Company and Executive, (C) by the Company's termination of this Agreement for Cause (as defined below) or without Cause or (D) by Executive's termination of this Agreement for Good Reason (as defined below) or without Good Reason.

          (b) If the Employment Term or any extension term is terminated by the Company without Cause or is terminated by the Executive for Good Reason, Executive (and Executive's family with respect to clause (iii) of this paragraph 4 (b) shall be entitled to receive (i) (x) if termination occurs during the first twenty-four months of the Employment Term, Executive's Base Salary from the date of termination for the remaining months of the Employment Term as if the termination had not occurred (the "Deemed Remaining Months") plus Executive's Pro Rata Bonus (as defined in paragraph (h) below) and (y) if termination occurs during the last twelve months of the Employment Term or any extension term, Executive's Base Salary through the twelfth month anniversary of such termination and Executive's Pro Rata Bonus, if and only if for both clauses
(x) and (y), Executive has not breached the provisions of paragraphs 5, 6 and 7 hereof, (ii) vested and earned (in accordance with the Company's applicable plan or program) but unpaid amounts under incentive plans and other employer programs (other than deferred compensation plans the payments under which shall be determined in the plan of reference) of the Company in which Executive is then participating (other than the Pro Rata Bonus), (iii) Insurance Benefits through the Deemed Remaining Months if termination occurs during the first twenty-four months of the Employment Term, or Insurance Benefits through the twelfth month anniversary of such termination if termination occurs during the last twelve months of the Employment Term, pursuant to the Company's insurance programs as in effect from time to time, to the extent Executive participated immediately prior to the date of such termination; provided that any such continuation of health insurance benefits will run concurrently with and satisfy the continuation coverage requirements of the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA"), and (iv) the Retention Bonus shall be deemed completely earned. The amounts payable pursuant to paragraph 4(b)(i) and (ii) shall be payable in equal installments on the first day of each month, in the case of paragraph 4(b)(i)(x), during the Deemed Remaining Months and in the case of paragraph 4(b)(i)(y), during the said twelve month period. No payment of any sum nor the receipt of any benefit shall be due to Executive under this paragraph 4
(b) unless and until Executive shall have executed and delivered to the Company a release of any and all claims


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against the Company and its Subsidiaries (and their respective present and former officers, directors, employees and agents - collectively the "Released Parties") and a covenant not to sue the Released Parties, all in form and substance as provided by counsel to the Company (the "Release") and any waiting period or revocation period provided by law for the effectiveness of such Release shall have expired without Executive's having revoked such Release. In the event Executive shall decline or fail for any reason to execute and deliver such Release, the Executive shall be entitled to receive only those amounts provided pursuant to paragraph 4(c) provided for an Executive whose employment is terminated by the Company for Cause or by Executive without Good Reason.

          (c) If the Employment Term or any extension term is terminated by the Company for Cause or by the Executive without Good Reason, Executive shall be entitled to receive (i) Executive's Base Salary through the date of such termination and (ii) vested and earned (in accordance with the Company's applicable plan or program) but unpaid amounts under health plans of the Company which Executive participates; provided, however, that Executive shall not be entitled to payment of a Pro Rata Bonus.

          (d) If the Employment Term or any extension term is terminated upon Executive's death or permanent disability or incapacity (as determined by the Board in its good faith judgment) the Retention Bonus shall be deemed completely earned and, Executive, or Executive's estate if applicable, shall be entitled to receive the sum of (i) Executive's Base Salary through the date of such termination and Executive's Pro Rata Bonus (as defined in paragraph (h) below) and (ii) vested and earned (in accordance with the Company's applicable plan or program) but unpaid amounts under incentive plans, health and welfare plans, and other employer programs (other than deferred compensation as determined in such plans) of the Company which Executive participates. The amounts payable pursuant to this paragraph 4(d) shall be payable, in any manner consistent with the Company's normal payment policies.

          (e) Except as otherwise provided herein, fringe benefits and bonuses (if any) which accrue or become payable after the termination of the Employment Term or any extension term shall cease upon such termination.

          (f) For purposes of this Agreement, "Cause" shall mean:

               (i) the failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Chairman of the Board, the Board or Committee thereof which specifically identifies the manner in which the Chairman, the Board or the Committee believe that the Executive has not substantially performed the Executive's duties; provided however, that Executive shall have one opportunity to cure the failure so identified for sixty days from the written demand, or

               (ii) the engaging by the Executive in illegal conduct or gross misconduct in violation of the Company's Code of Business Ethics and Conflict of Interest Policy.


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Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the Company's Board of Directors, finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

          (g) For purposes of this Agreement, "Good Reason" shall mean:

               (i) the assignment to the Executive of any duties inconsistent with the Executive's position, authority, duties or responsibilities as contemplated by paragraph 2 of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

               (ii) any failure by the Company to comply with any of the provisions of paragraph 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

               (iii) the Company's requiring the Executive to be based at any location other than as provided in paragraph 2(c) hereof; or

               (iv) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement.

          (h) For purposes of this Agreement, "Pro Rata Bonus" shall mean (i) after December 31, 2006, the pro rata portion (calculated as if the "target" amount under such plan has been reached) under any current annual bonus plan from January 1 of the year of termination through the date of termination and
(ii) on or before December 31, 2006, the product of (x) $320,000 multiplied by
(y) the quotient resulting from the number of days from June 1, 2006 through the date of termination divided by 210; provided however, that the quotient shall not exceed the whole number one.

     5. Confidential Information.

          Executive acknowledges that the information, observations and data obtained by Executive while employed by the Company concerning the business or affairs of the Company or any Subsidiary ("Confidential Information") are the property of the Company or such Subsidiary. Therefore, Executive agrees that Executive shall not disclose to any unauthorized person or use for Executive's own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions not within the ordinary course of business of the Company. Executive shall deliver to the Company at the termination of the Employment Term or any extension term, or at any


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other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) in any form or medium relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any Subsidiary that Executive may then possess or have under Executive's control.

     6. Inventions and Patents.

          Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Company's or any of its Subsidiaries' actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by Executive while employed by the Company ("Work Product") belong to the Company or such Subsidiary. Executive shall promptly disclose such Work Product to the Chairman of the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Term or any extension term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

     7. Non-Compete, Non-Solicitation.

          (a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of Executive's employment with the Company Executive shall become familiar with the Company's trade secrets and with other Confidential Information concerning the Company and its Subsidiaries and that Executive's services shall be of special, unique and extraordinary value to the Company and its Subsidiaries. Therefore, Executive agrees that, during the Employment Term or any extension term and for a period of twelve (12) months thereafter or if Executive is entitled to receive payments pursuant to paragraph 4(b)(i)(x), the "Deemed Remaining Months" (as defined in paragraph 4(b)(i)(x)) (as applicable, the "Noncompete Period"), Executive shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its Subsidiaries, as such businesses exist or are in process on the date of the termination of Executive's employment, within any geographical area in which the Company or its Subsidiaries engage or actively plan to engage in such businesses. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no direct or indirect active participation in the business of such corporation.

          (b) During the Noncompete Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire an employee of the Company or any Subsidiary, or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor,


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franchisee, or business relation and the Company or any Subsidiary (including, without limitation, making any negative statements or communications about the Company or its Subsidiaries).

          (c) The provisions of this paragraph 7 will be enforced to the fullest extent permitted by the law in the state in which Executive resides or is employed at the time of the enforcement of the provision. If, at the time of enforcement of this paragraph 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive agrees that the restrictions contained in this paragraph 7 are reasonable.

          (d) In the event of the breach or a threatened breach by Executive of any of the provisions of this paragraph 7, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this paragraph 7, the Noncompete Period shall be tolled until such breach or violation has been duly cured.

     8. Executive's Representations.

          (a) Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (ii) other than the Employment Agreement between Executive and Office Depot, Inc. dated March 22, 2004 as modified by the Release Agreement and Covenant Not to Sue between Executive and Office Depot, Inc. dated January 13, 2006 (collectively, the "Restriction Agreements"), Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that Executive has had an opportunity to consult with independent legal counsel regarding Executive's rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.

          (b) Executive and Company hereby acknowledge that Executive is subject to the Restriction Agreements. Company agrees that it will hold Executive harmless and defend against and indemnify Executive from all expenses, including legal fees, suffered as a result of any action taken or filed by Office Depot, Inc. alleging or based on any assertion that Executive has breached any non-compete, non-solicitation or confidentiality restriction contained in the Restriction Agreements in connection with Executive performing his duties and responsibilities under this Agreement, provided that Executive, knowingly, has not breached any non-compete, non-solicitation or confidentiality restriction of the Restriction Agreements. Upon an


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undertaking by Executive to repay all expenses and fees advanced by Company if it shall ultimately be determined that Executive, knowingly, breached any non-compete, non-solicitation or confidentiality restriction of the Restriction Agreements, Company will not refuse or fail to pay any expense or fee, or refuse or fail to take any action in defense of Executive or seek reimbursement of any expenses on the basis of any allegation or assertion that Executive breached said restrictions of the Restriction Agreements, but shall advance and pay all such expenses and fees, until all allegations, claims and assertions concerning the non-compete, non-solicitation or confidentiality restrictions by Office Depot, Inc. are finally resolved.

     9. Survival.

          Paragraphs 5, 6 and 7 and paragraphs 9 through 16 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Term or any extension term.

     10. Notices.

          Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by certified first class mail, return receipt requested, to the recipient at the address below indicated:

          Notices to Executive:

          Rick Lepley

          At 3015 S. Ocean Blvd., Ocean Dunes Unit 1-B, Highland Beach, Florida, 33487, initially, and subsequently thereafter, at his most recent address as reflected in the employment records of the Company.

          Notices to the Company:

          130 A. C. Moore Drive
          Berlin, NJ 08009
          Attention: Chairman of the Board

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

     11. Severability.

          Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.


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     12. Complete Agreement.

          This Agreement, the Exhibit and the Appendix hereto and those documents expressly referred to herein and therein, embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

     13. No Strict Construction.

          The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

     14. Counterparts.

          This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

     15. Successors and Assigns.

          This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign Executive's rights or delegate Executive's obligations hereunder without the prior written consent of the Company.

     16. Choice of Law.

          All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and appendix hereto shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey.

     17. Amendment and Waiver.

          The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.


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     18. Confidentiality of this Agreement.

          The parties agree that the terms of this Agreement are confidential until this Agreement is filed by the Company with the Securities and Exchange Commission.

     19. Arbitration Provisions.

          Except as to the right of the Company to resort to any court of competent jurisdiction to obtain injunctive relief or specific enforcement of the Executive's obligations of confidentiality, non-solicitation and non-competition under this Employment Agreement (or otherwise), any dispute or controversy between the Company and Executive arising out of or relating to Executive's employment or termination of employment, this Agreement or the breach of this Agreement, including but not limited to disputes involving discrimination arising under common law, and/or federal, state and local laws, shall be settled by arbitration administered by the American Arbitration Association ("AAA") in accordance with its National Rules for the Resolution of Employment Disputes then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of the Company and Executive, unless the parties are unable to agree to an arbitrator, in which case the arbitrator will be selected under the procedures of the AAA. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. Executive agrees to abide by and accept the final decision of the arbitrator as to the ultimate resolution of any and all covered disputes and understands that arbitration replaces any right to trial by a judge or jury. However, either party may, without inconsistency with this arbitration provision, apply to any court otherwise having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, or as may otherwise be required by law, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and Executive. The Company and Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The arbitration proceeding shall be conducted in Camden County, New Jersey unless the parties mutually agree to another location. The Company shall pay the costs of any arbitrator appointed hereunder.

     20. Withholding.

          The Company may withhold any amounts payable under this Agreement for such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     21. Section 409A.

          In the event that an amount becomes payable to the Executive after his


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termination of employment, the Company shall determine whether such payment is subject to the requirements of Section 409A (a) (2)(A)(i) and Section 409A
(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (hereinafter referred to as the "Specified Employee Rule"). The Company shall make such determination and provide written notice thereof to the Executive prior to the earlier of the date that any such amounts would be paid to the Executive without regard to Code Section 409A or within 30 days after his termination of employment. Upon the request of the Executive, the Company agrees to promptly provide to him such information that the Executive may reasonably request with regard to its determination. In the event that the Company determines that an amount payable to the Executive after his termination of employment is subject to the Specified Employee Rule, then no distribution of such amount shall be made to the Executive on account of his separation from service before the date which is six (6) months after the date of his separation from service (or if earlier, the date of death of the Executive). The aggregate amount that would have been payable to the Executive but for the restrictions imposed by Section 409A shall be paid to the Executive as soon as permitted by Section 409A.

                                      * * *

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                        A. C. MOORE ARTS & CRAFTS, INC.


                                        By: /s/ William Kaplan
                                            ------------------------------------
                                        Name: William Kaplan
                                        Its: Chairman of the Board of Directors


                                        EXECUTIVE


                                        /s/ Rick Lepley
                                        ----------------------------------------
                                        Name: Rick Lepley
                                        Date: 5/25/2006

                                   APPENDIX I

                          CHANGE OF CONTROL PROVISIONS
                     TO EMPLOYMENT AGREEMENT OF RICK LEPLEY

     The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined in this Appendix I) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives if a Change of Control occurs, paragraphs 1 through 4 of the Agreement (except paragraph 3(i) which shall continue) shall be superseded by this Appendix I.

     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     1. Effective Date.

          For the purpose of this Appendix I, the "Effective Date" shall mean the date on which a Change of Control (as defined in Section 2) occurs. Anything in the Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive's employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of the Agreement and this Appendix I, the "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

     2. Change of Control. For the purpose of this Agreement, a "Change of Control" shall mean:

          (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (i) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the

Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or

          (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

          (d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

     3. Employment Term. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the second anniversary of such date (the "Employment Term"). Such period may be extended in writing by the mutual agreement of the Company and Executive at any time prior to such second anniversary.

     4. Terms of Employment.

          (a) Position and Duties.

               (i) During the Employment Term, (A) the Executive's position, authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned to him at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.

               (ii) During the Employment Term, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote Executive's best efforts and Executive's full business time and attention to the business and affairs of the Company and its Subsidiaries. During the Employment Term it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees,
(B) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

          (b) Compensation.

               (i) Base Salary. During the Employment Term, the Executive shall receive an annual base salary, including any applicable car allowance ("Annual Base Salary"), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Term, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Appendix I, the term "affiliated companies" shall include any company controlled by, controlling or under common control with the Company.

               (ii) Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each calendar year ending during the Employment Term, an annual bonus (the "Annual Bonus") in cash at least equal to the Executive's bonus under the Company's annual bonus plans or any comparable bonus under any predecessor or successor plan or plans, for the last full calendar year prior to the Effective Date (annualized in the event that the Executive was not employed by the Company for the whole of such calendar year). Each such

Annual Bonus shall be paid no later than March 15th of the calendar year next following the calendar year for which the Annual Bonus is awarded.

               (iii) Incentive, Savings and Retirement Plans. During the Employment Term, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to executive officers of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other executive officers of the Company and its affiliated companies.

               (iv) Benefit Plans. During the Employment Term, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, prescription, dental, medical, life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other executive officers of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

               (v) Expenses. During the Employment Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

               (vi) Fringe Benefits. During the Employment Term, the Executive shall be entitled to fringe benefits, and, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other executive officers of the Company and its affiliated companies.

               (vii) Office and Support Staff. During the Employment Term, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other executive officers of the Company and its affiliated companies.

               (viii) Vacation. During the Employment Term, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other executive officers of the Company and its affiliated companies.

     5. Termination of Employment.

          (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Term. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Term (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with the Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 90 consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

          (b) Cause. The Company may terminate the Executive's employment during the Employment Term for Cause. For purposes of this Agreement, "Cause" shall mean:

               (i) the failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Chairman of the Board, the Board or Committee thereof which specifically identifies the manner in which the Chairman of the Board or the Committee believes that the Executive has not substantially performed the Executive's duties; provided however, that Executive shall have one opportunity to cure the failure so identified for sixty days from the written demand, or

               (ii) the engaging by the Executive in illegal conduct or gross misconduct in violation of the Company's Code of Ethics and Conflict of Interest Policy.

Any act, or failure to act, based upon authority given pursuant to a resolution duty adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the Company's Board of Directors, finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subsection 5 (b)(i) or (ii) above, and specifying the particulars thereof in detail.

          (c) Good Reason. The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

               (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position, authority, duties or responsibilities as contemplated by Section 4(a) of this Appendix I, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

               (ii) any failure by the Company to comply with any of the provisions of Section 4(b) of this Appendix I, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

               (iii) the Company's requiring the Executive to be based at any office or location other than as provided in Section 4(a)(i)(B) of this Appendix I;

               (iv) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Appendix I; or

               (v) any failure by the Company to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform the Agreement (including without limitation this Appendix I) in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

          (d) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the notice of termination,
(ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

     6. Obligations of the Company upon Termination.

          (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Term, the Company shall terminate the Executive's employment other than for Cause, death or Disability or the Executive shall terminate Executive's employment for Good Reason:

               (i) the Company shall pay to the Executive in a single lump sum payment in cash within 30 days after the Date of Termination the aggregate of the following amounts:

                    (A) the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) two and (y) the product of (I) the target Annual Bonus paid or payable, for the most recently completed calendar year during the Employment Term and (II) a fraction, the numerator of which is the number of days in the current calendar year through the Date of Termination, and the denominator of which is 365, (3) any compensation previously deferred by the Executive and not theretofore previously paid shall be paid in accordance with the terms of the plan pursuant to which deferral was made and (4) the amount equal to the product of (x) two and (y) the Executive's Annual Base Salary.

               (ii) The Company shall provide all benefits as are, from time to time, maintained for officers of the Company, including without limitation, medical and other insurance plans to the Executive through the second anniversary of the date of the termination of Executive's employment pursuant to or, if not pursuant to, which are substantially equal to the Company's insurance programs in effect and to the extent Executive participated immediately prior to the date of such termination, provided that if the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA") applies to the provision of health insurance benefits for any part of the period of benefit continuation provided for by this paragraph, Executive will make all necessary elections and such benefits will run concurrently with and satisfy the continuation coverage requirements of this paragraph for the period to which COBRA applies.

               (iii) all options to purchase common stock in the Company previously granted to Executive and all options to purchase common stock in the Company to which Executive would be entitled to be granted on the last day of the calendar year if Date of Termination had not occurred in such year, shall immediately be deemed granted, vested and become exercisable on the Date of Termination.

No payment of any sum nor the receipt of any benefit shall be due to Executive under this Section 6(a) unless and until Executive shall have executed and delivered to the Company a release of any and all claims against the Company and its Subsidiaries (and their respective present and former officers, directors, employees and agents - collectively the "Released Parties") and a covenant not to sue the Released Parties, all in form and substance as provided by counsel to the Company (the "Release") and any waiting period or revocation period provided by law for the effectiveness of such Release shall have expired without Executive's having revoked such Release. In the event Executive shall decline or fail for any reason to execute and deliver such Release, the Executive shall be entitled to receive only those amounts provided pursuant to Section 6(d) provided for an Executive whose employment is terminated by the Company for Cause or by Executive without Good Reason.

          (b) Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Term, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, except that Executive, or Executive's estate if applicable, shall be entitled to receive the sum of (i) Executive's Annual Base Salary through the Date of Termination and (ii) Executive's Pro Rata Bonus (as defined below) and the timely payment or provision of any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits"). The amounts set forth in
Section 6(b)(i) and (ii) shall be paid to the Executive's estate, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this
Section 6(b) shall include, without limitation, and the Executive's estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and affiliated companies to the estates and beneficiaries of other executive officers of the Company and such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to such other executive officers and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive's estate and/or the Executive's beneficiaries, as in effect on the date of the Executive's death with respect to other executive officers of the Company and its affiliated companies and their beneficiaries. For purposes of this Appendix I, "Pro Rata Bonus" shall mean (i) after December 31, 2006, the pro rata portion (calculated as if the "target" amount under such plan has been reached) under any current annual bonus plan from the beginning of the year of termination through the date of termination and (ii) on or before December 31, 2006, the product of (x) $320,000 multiplied by (y) the quotient resulting from the number of days from June 1, 2006 through the date of termination divided by 210; provided however, that the quotient shall not exceed the whole number one.

          (c) Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Term, this Agreement shall terminate without further obligations to the Executive, except that Executive shall be entitled to receive the sum of (i) Executive's Annual Base Salary through the Disability Effective Date and (ii) Executive's Pro Rata Bonus (as defined in Section 6(b)) and the timely payment or provision of Other Benefits. The amounts set forth in Section 6(c)(i) and (ii) shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term "Other Benefits" as utilized in this
Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other executive officers and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter generally with respect to other executive officers of the Company and its affiliated companies and their families.

          (d) Cause; Other than for Good Reason. If the Executive's employment shall be terminated for Cause or Executive voluntarily terminates employment without Good Reason during the Employment Term, this Agreement shall terminate without further obligations to the Executive other than for the Executive's Annual Base Salary through the Date of Termination and timely payment or provision of Other Benefits, in each case to the extent theretofore unpaid.

     7. Certain Additional Payments by the Company.

          (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, after a Change of Control and as a result of a termination of employment, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          (b) Subject to the provisions of Section 7(c), all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Pricewaterhouse Coopers LLC or such other certified public accounting firm as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section 7(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

          (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

               (i) give the Company any information reasonably requested by the Company relating to such claim,

               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

               (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

               (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 7(c)) promptly pay to the Company the amount of such refund (together


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with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     8. Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the date of termination of employment shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. The Company agrees to pay as incurred, to the fullest extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement).


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